MANUFACTURING, MARKETING AND DISTRIBUTION
AGREEMENT

Banjo Minnow

This Agreement (“Agreement”) is by and between DIRECT SUCCESS LLC #3, a Delaware limited liability company (“Direct Success”), and TRISTAR PRODUCTS, INC., a Pennsylvania corporation (“Tristar”), both of which are sometimes referred to herein as a “party” or the “parties”.

WHEREAS, Direct Success has the right to manufacture, market and sell throughout the World a fishing lure, which Direct Success is currently marketing under the trademark “Banjo” (the “Product”, and when more than one-“Products”); and

WHEREAS, Tristar is in the business, among other things, of manufacturing, advertising, marketing and distributing products in various media, including television, print, and retail; and

WHEREAS, the parties wish to set forth in this Agreement their understanding of the terms, and conditions upon which Direct Success will grant to Tristar certain rights to manufacture, use, distribute, sell, advertise, and promote the Products.

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Manufacturing, Marketing and Distribution Rights.

1.1. Grant of Rights. Direct Success hereby grants to Tristar the following rights (the “Manufacturing, Marketing and Distribution Rights”), which Tristar may exercise alone or through any one or more of its affiliates:

(a) Generally. The exclusive right, license and privilege during the Term (as hereafter defined) and throughout the World (the “Territory”) to manufacture, use, distribute, sell, advertise, and promote the Products in kit form (defined as any configuration of the Product that contains ten (10) or more fishing lures and related items) and including all improvements, line extensions and modifications thereof approved by Direct Success, however, excluding the parts business (defined as any configuration of the Product that contains less than ten (10) fishing lures or packets of fishing lures of only one size with no limit on hooks, fish eyes, o-rings or weedguards), by any and all means and media, in any and all markets, including but not limited to broadcast, cable, satellite and all other forms of television transmission now existing or hereafter developed, including without limitation, infomercials, commercial spots, promos, television shopping programs such as QVC and HSN, radio, electronic and computer retailing media (such as the Internet), all print media, direct mail solicitation, package inserts, inbound and outbound telemarketing, credit card syndication, CD-ROM, catalog sales, retail sales, and all other channels or means of distribution now existing or hereafter developed.  Tristar agrees to not knowingly sell to any entity whose primary source of revenue is derived through internet advertising and sales except for those who are specifically allowed to do so for Tristar under arrangements satisfactory to Tristar.  Tristar agrees to make federal excise payments due regarding any importation of the Product it may make.

(b) Use of Patents. The right to use any U.S. and foreign patents that exist or that may issue on the Products and on like or related matter developed, owned or controlled by Direct Success (collectively referred to as the “Patents”), copies of which has been or will be provided to Tristar if Direct Success can obtain such copies from Wayne Hockmeyer.

(c) Use of Trademarks. The right to use any and all trademarks that Direct Success may own or control with respect to the Products (the “Trademarks”), including the “Banjo” mark, and the right to advertise, promote, market, sell and distribute the Products under or in connection with such other trademarks or identifying names or marks as Tristar may determine subject to the approval of Direct Success which approval will not be unreasonably withheld;

(d) Use of Direct Success’ Artwork. The right to copy and use any and all artwork and promotional materials that Direct Success may own or control with respect to the Products (“Direct Success’s Artwork”), copies of all of which Direct Success shall provide to Tristar for this purpose;

(e) Names, Likenesses and Endorsements.  The right to use the names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements and testimonials of all endorsers and other persons that Direct Success may own or control with respect to the Products;

(f) Packages. The right to develop such groupings, ensembles, configurations and packaging of the Products and other ancillary goods for sale as Tristar may determine, however the retail packaging must first be submitted to Direct Success for its approval, which approval will not be unreasonable withheld, conditioned or delayed; and

(g) Subdistributors. The right to appoint such subdistributors as Tristar, in its sole judgment, may deem appropriate in order to market and distribute the Products. Notwithstanding the above, Tristar agrees it will not contract with Joe Renosky or C&L Plastics or any of their affiliates or any companies or individuals that previously were engaged by Banjo Buddies or Tristar in the manufacturing of Banjo products prior to the 2001 calendar year.

1.2. Non-Compete.  During the term of this Agreement, and except as may otherwise be permitted by this Agreement, Direct Success shall not in the Territory, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with manufacturing, marketing or distributing the Product or any other fishing lure except as it may be sold in 2 parts configuration (and Direct Success may sell complete kits to customer who order parts and requests as part of the order one or a few kits), and Direct Success will use its best efforts to prevent any other individuals or entities from so manufacturing, marketing or distributing the Product. Notwithstanding the above, Tristar agrees to sell basic kits to Direct Success to be used in its fulfillment of part sales orders to individuals for $15.00 each or its direct costs plus $6.00, whichever is larger, plus freight and any applicable sales taxes. No royalty to Direct Success will be owned on these sales.

During the term of this Agreement and for two years thereafter, provided that:

(i) the advance for the Media Test (referenced in Section 1.8) from Tristar to Direct Success is timely repaid, and

(ii) the Media Test is successful (as such term is defined in Section 1.8) or Tristar gives notice to Direct Success that it intends to go forward with this Agreement norwithstanding the results of the Media Test, and except as may otherwise be permitted by this Agreement, Tristar and its chief executive officer shall not in the Territory, directly or indirectly, either alone or in participation with any other person or entity including Joe Renosky and/or C&L Plastics, engage in or be involved with manufacturing, marketing or distributing the Product or any other fishing lure.  To the knowledge of Tristar’s chief executive officer, no principal or officer of Tristar has any affiliation at the present time with Joe Renosky.

1.3. Minimum Sales Requirements. Tristar shall not have any minimum sales requirement under this Agreement. However, extensions of the Term of this Agreement are subject to Tristar’s meeting certain minimum quarterly royalty payments, as described in Seciton 8 hereof.

1.4. Prices.  Tristar, with Direct Success’ approval (to the extent permissible under law), which shall not be unreasonably withheld, shall have the right to sell and distribute the Products at such price ranges, and on such terms and conditions, as Tristar may establish.  In no case will Tristar sell the Products at or below cost without first offering to Direct Success the opportunity for Direct Success to purchase the Products at such price.

1.5. Quality Control. Tristar shall adhere to any reasonable requests and directions of Direct Success relating to the maintenance of the quality of the Products manufactured, and the Trademark applied to such Products, pursuant to the terms of this Success and resin made in the United States and acceptable to Direct Success in all Banjo products.  Tristar agrees not to make any changes to the Product or kit form without approval from Direct Success (not to be unreasonably withheld).

1.6. Third Party Contract Manufacturer. Tristar intends and is authorized to manufacture the Products by contract with a third party manufacturer.  Tristar will use its best efforts to use Medex in China as its manufacturer.  Tristar agrees to get approval (not to be unreasonably withheld) from Direct Success prior to any change in any product manufacturer.  Tristar further agrees that it will not impose restrictions on or encumber Eagle Claw, Mustad, or Medex with any agreements that would prevent them from supplying hooks or Products to Direct Success or Banjo Buddies at any time.

1.7. Royaties Due to Third Parties.  Direct Success represents that the only individuals or entities to whom compensation may be owing from Tristar’s sales of the Product are Banjo Buddies (as modified in 2005), Script to Screen, Inc., and Babe Winkleman, who collectively are owned no more than 7.75% of the adjusted gross sales of the Products. The exact amount owing to each is as stated in separate written agreements, copies of which have been provided to Tristar.  Direct Success assigns its rights in and to these contracts to Tristar and Tristar assumes those obligations thereunder of Direct Success which arise as a consequence of activities which take place after the date of this Agreement. Direct Success represents that as of the date of this Agreement, there is no default by any of thes parties to the aforesaid contracts.  Tristar agrees to provide supporting report documentation and make timely payments of the aforesaid royalties on a monthly basis directly to Direct Success who in turn shall forward reports and make the payments to the parties entitled to the royalties.  Tristar reaffirms and agrees that in the event it retains a third party to independently market at the Product in the United States, the applicable royalty due the Third Parties notes above will be calculated and paid by Tristar as if the sales were made by Tristar on the higher amount sold to (i) the ultimate seler to the consumer if sold by direct response television or direct response print, or (ii) the ultimate seller to the brick and mortar retail entity, cataloger, home shopping network or other end marketer.  Deliquent royalty payments due to Direct Success that are intended to be paid by Direct Success to Banjo Buddies shall bear interest at 10% per annum for a period of one year and 18% thereafter.

1.8. Purchase of Existing Inventory. Tristar shall purchase from Direct Success the existing inventory of completed kits of the Product (between $5,000 and 58,000), as well as 25,000 + Big Fish kits, and 22,000+ VHS videos, all of which are currently completed and in Tennassee, at cost plus 10% as well as its hook inventory and work in progress that is at Medex in China, on the following terms and understanding.

On execution of this Agreement, Tristar will advance $100,000 to Direct Success.  This money may, at Tristar’s discretion, be paid by Tristar directly to Direct Success’ media agents for the purpose of purchasing television media time for the Commercial (the “Media Test”).  Direct Success will run the Media Test for the Commercial for two-three consecutive weeks for a total of $100,000 in media, to commence no later than May 9, 2005.  For this Media Test, the Commercial will be run, fulfillment completed, calls handled, ect. With the current vendors that Direct Success has been using, with any profits or losses accruing to the account of Direct Success, not Tristar.  Direct Success will provide to Tristar all reports it receives from the media buyer and fulfillment house during and at the conclusion of the Media Test.

The Media Test will be deemed successful is the Commercial results in sales of 2 to 1, meaning that gross receipts are twice the cost of media.  If the Commercial is successful, or if within 20 days following Tristar’s receipt of the full results of the completed Media Test Tristar gives notice to Direct Success in writing that it intends to go forward with this Agreement notwithstanding the results of the Media Test, Tristar will purchase all of the aforesaid inventory that remains.  If the Commercial is not successful, and if Tristar does not provide the aforesaid notice to Direct Success, this Agreement will be deemed terminated, and neither Tristar nor Direct Success shall have any further obligation hereunder, one to the other, except that Direct Success will repay the advance plus interest at the rate of 8% per annum from the date of money is advanced, to be repaid first from the net proceeds of the Media Test, but if the amount is insufficient the balance will be repaid to Tristar in full, with all accured interest, 30 days following the last day of the Media Test.

1.9. Tristar’s Transfer of Ownership of Prior Footage to Direct Success. Tristar hereby conveys to Direct Success such ownership and title to any existing footage of the Product as Tristar may have, and which may presently be in the possession of Script to Screen, Inc.  The previsions of this section will survive the termination of this Agreement.

2.	Royalty to Direct Success.

2.1. Amount of Royalty. Tristar shall pay Direct Success monthly a royalty equal to the fixed amount stated below, which varies based on the list wholesale price before freight charged by Tristar to the customer, on Tristar’s receipts from sales of the Product (collected invoices) through all channels of trade except through customers in the United States calling in on a toll free telephone number in direct response to airing of the infomercial (for which there will be no royalty paid to Direct Success, but the profits, if any, derived thereform will be split equally-see Section 3.4).  If Tristar includes freight for shipment of the Product to the customer in the wholesale price, the list wholesale price will be adjusted downward to reflect such cost.

List Wholesale Price Charged Customer	Amount of Royalty
Under $18.00	$4.00
$18.00 and above	$5.00

In the computation of the royalty, Tristar will take no deductions for returned Products, but may resale such returned Products without further payment of royalties thereon to Direct Success.  Tristar reaffirms and agrees that in the event it retains a third party to independently market the Product in the United States, the applicable royalty due Direct Success will be calculated and paid by Tristar as if the sales were made by Tristar on the higher amount sold to (i) the ultimate seller to the consumer if sold by direct response television or direct response print, or (ii) the ultimate seller to the brick and motar retail entity, cataloger, home shopping network or other end marketer.

2.2. Reporting and Remittances: Review of Tristar’s Books.  All royalties shall be paid to Direct Success within 30 days of the close of the calendar month.  Tristar agrees to pay Direct Success interest at a per annum rate of 7%, compounded annually, on any payments made after the 30 days period.  Each payment made by Tristar to Direct Success shall be accompanied by an accounting statement setting forth the calculation of the amount of royalty shown thereby to be due to Direct Success for such period.  Direct Success shall  have the right to review the books and records of Tristar that pertain to the sale of the Products on a 14 day advance notice, provided the days of the audit are business days, and at reasonable intervals but not to exceed one time  in each calendar year, and provided further that the date selected does not conflict with vacation schedules or year-end auditing being conducted by Tristar’s own auditors.  Direct Success may be accompanied during the audit by a certified public accountant representing Banjo Buddies.  If the review reveals a shortage in the amount due to Direct Success for a twelve month period that is in excess of 5% of its entitlement, then Tristar will pay the actual, out-of-pocket third party costs of the audit.  In all cases, Tristar will promptly pay any shortfall revealed by the audit.

2.3. Reports from Service Providers.  Tristar shall direct its media buyer, telemarketing company, and all fulfillment houses to send to Direct Success copies of all the reports that it sends to Tristar as and when such reports are sent to Tristar, or otherwise to allow Direct Success the same electronic access to the information as is allowed to Tristar.  Each month Tristar will also provide third party documentation of shipments to all retail vendors or distributors, retail accounts receivable agings and sales registers showing units sold and the dollar amounts of each sales invoice issued, to the extent that this information is in Tristar’s possession.  Further, Tristar agrees to reconcile and provide monthly to Direct Success the number of kits purchased to the number sold or in inventory through all distribution channels.  Tristar agress to provide documentation from the Product manufacturer of its purchases each month.

3.	Television Direct Response Advertising

3.1. Assignment of Rights to Existing Commercial.  Direct Success represents to Tristar that it has produced and is presently airing a long form television commercial (“Commercial”) which describes, displays and promotes the benefits to be derived from the use of the Product and offers the Product for sale to the general public.  This Commercial is owned by Direct Success, however some of the footage belongs to Banjo Buddies or Wayne Hockmeyer, and Direct Success is not restricted in the locations at which the Commercial may be aired or in the length of time during which it can be used, provided it meets certain minimum royalty payments to Banjo Buddies.

Direct Success will provide to Tristar master tapes of Commercial and grants to Tristar and its designees the right to use the Commercial anywhere within the Territory for the promotion of the Products.  Direct Success represents that claims made about the Product in the Commercial have been documented and substantiated, and that the Commercial is in compliance with all applicable laws and regulations relating to the advertising and sale of the Product in the United States.  Direct Success shall provide to Tristar all such documentation and substantiation as Tristar shall request, to the extent such information is in Direct Success’ possession.

3.2. Editing and Dubbing Existing Commercial.  Tristar is granted the right to edit and dub the Commercial in such manner and at such studio or facility as may be determined by Tristar in its sole judgment, but any creative changes must first be submitted to Direct Success for its approval, which approval will not be unreasonably withheld, conditioned or delayed.

3.3. No Royalties Due to Producer or Talent. Direct Success represents to Tristar that neither the product of the Commercial (Script to Screen, Inc.) nor the talent appearing therein are entitled to royalties from the sales that Tristar may make with respect to the Products, except as in provided in Seciton 1.7 of this Agreement.

3.4. Profits Split from Commercial Sales.  Tristar will split equally with Direct Success any profits that it earns from annual calendar year sales of the Products through the Commercial.  Tristar will use its own discretion to determine when any such profits will be distributed, but will split profits no less often than 60 days following the end of each calendar year.  It is envisioned by Tristar that there will be no or very little profits from the airing of the Commercial as it is the present intention of Tristar to air the Commercial at or below break-even in order to generate retail sales of the Product.  The definition of the Profits as it relates to this section only is Gross Receipts in response to television sales including Upsells and internet sales, less direct product costs, actual returns and bad debts, sales taxes collected, payments to media buyers whose commissions are not to exceed 10% fulfillment centers including freight, payments to telemarketing centers, payment of legal costs associated with allegations of product failures, substantiation of claims made about the products, or issues related to compliance with rules and regulations pertaining to sales of the Products, and royalties referred to in Section 1.7.

4.	Property Rights.

4.1. Direct Success’ Intellectual Property.

(a)    Generally.    Subject to the rights granted to Tristar under this Agreement, all right, title and interest in and to the design of the Products, the Patents, Trademarks, Commercial, and Direct Success’ Artwork (collectively, “Direct Success’ Intellectual Property”), is and shall remain the sole property of Direct Success, and neither Tristar nor any third party shall acquire any right, title or interest in Direct Success’ Intellectual Property by virtue of this Agreement or otherwise, except as expressly provided herein. Any modifications to the Product developed and paid by Tristar and any trademarks developed by Tristar to be used in conjunction with sales of the Product shall be owned by Tristar. Any unauthorized use of Direct Success’ Intellectual Property by Tristar shall be deemed an infringement of the rights of Direct Success therein. Tristar shall not in any way or at any time dispute or attack the validity or contest the rights of Direct Success in or to any Direct Success’ Intellectual Property. The provisions of this Section 4.1(a) are subject in all respects to the accuracy of the representations and warranties of Direct Success given pursuant to Section 5.2.

(b) Enforcement of Rights.   Direct Success may at its expense enforce Direct Success’ rights in Direct Success’ Intellectual Property against infringement thereof. If Tristar requests Direct Success to enforce such rights and Direct Success declines to do so, Tristar shall have the right (but shall not be required) to enforce such rights, and may do so in Direct Success’ name with Direct Success’ written agreement. The party enforcing the rights shall be responsible for its own legal fees and expenses incurred in such enforcement efforts, but shall first be reimbursed for such expenditures from any recovery obtained. All monies recovered in excess of such expenditures shall be paid to the party a suffering actual loss to the exten of such loss, and any amount remaining shall be shared equally by Tristar and by Direct Success. Tristar shall fully infrom Direct Success of the status of any such enforcement efforts undertaken by Tristar.

4.2. Tristar’s Intellectual Property.  All right, title and interest and to the entire editoral, visual, audio, and graphic content of all advertisements and promotional materials developed by Tristar or nay of its distributors in connection with its activities under this Agreement, any new trademarks developed by Tristar to be used in conjunction with sales of the Product, and all related materials and the contents thereof (collectively, “Tristar’s Intellectual Property”) shall be and remain the sole property of Tristar during the Term, however after the Term, Tristar will assign to Direct Success all of Tristar’s right, title and interest in Tristar’s Intellectual Property subject to Tristar’s right to use it during the sell-off period described in Section 9.3 to dispose of remaining inventory. Any unauthorized use of any of Tristar’s Intellectual Property by Direct Success during the Term shall be deemed an infringement of the rights of Tristar therein. Direct Success shall not in any way or at any time dispute or attack the validity or contest the rights of Tristar in or to any of Tristar’s Intellectual Property during the term.

4.3. Direct Success will assign to Tristar during the Term its rights to use the banjominnow.com website. Tristar agrees to use the banjominnow.com web address whenever it displays any web address in conjunction with the sale of any Banjo product. The banjominnow.com website will have a permanent link to sell fishing trips and competitions as well as display his e-mail address wayne@banjominnow.com. Direct Success will be allowed to sell Banjo parts on the banjominnowparts.com website.

5.	Direct Success’ Representations, Warranties and Covenants

5.1. The Products. Direct Success represents, warrants and covenants to Tristar that:

(a) Information. All information provided to Tristar by Direct Success relating to the Products is and will be, to the best of Direct Success’ knowledge and belief, true and correct, including without limitation regarding the effectiveness, quality, characteristics or fitness of the Products;
(b) Substantiation. Direct Success will provide to Tristar all information in Direct Success possession or control with substantiates all claims made by Direct Success to Tristar about the Product; and
(c) Compliance with FTC and other Rules, Regulations and Standards.The Product as presently packaged and sold by Direct Success and its designees is in compliance with all governmental requirement sin the Untied States, including all rules, regulations and standards of the Federal Trade Commission.

5.2. Proprietary Rights. Direct Success represents, warrants and coveants to Tristar that:

(a) Direct Success’ Intellectual Property. Direct Success owns or otherwise controls or shall own or otherwise control all right, title and interest in and to Direct Success’ Intellectual Property, which constitutes and shall constitue all of the intellectual property and other proprietary rights necessary or appropriate for the manufacture, marketing, distribution and sale of the Products provided certain conditions are met including minimum royalty payments purusuant to the Manufactoring, marketing and Distribution Agreement between Banjo Buddies and Direct Success LLC #3 executed on or about 10/10/03 and modified in April of 2005;

(b) Power and Authority.   Direct Succes has and shall have all necessary power and authority to grant to Tristar all of its rights and privilgies granted pursuant to this Agreement:

(c) No Infringement.  To the best of Direct Success’ knowledge, neither the granting of the rights and privileges granted hereunder nor the exercise thereof by Tristar in accordance with the terms of this Agreement will infringe or otherwise violate the intellectual property or other proprietary right of any person or entity;

(d) No Adverse Claims.       Direct Success has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending Direct Success’ rights in, to or with respect to the Products or any of Direct Success’ Intellectual Property, and is not aware of any claims or demands made or threatened by any person or entity involving the validity of Direct Success’ rights in, to or with respect to the Products or any of Direct Success’ Intellectual Property: and

(e) Applicable Patents, Copyrights, Trademarks and Licenses. Direct Success will at the time of execution of this Agreement, and thereafter, provide Tristar with copies in its possession of all patents, patent applications, abstracts of all copyright registrations and other agreements and instruments relating to the Products and Direct Success’ Intellectual Property (and all amendments. Supplements and modifications thereof) which are now in existence or which Direct Success shall obtain, file or enter into during the term of this Agreement.

5.3. Other Warranties.    The warranties and representations of Direct Success set forth in this Section 5 and elsewhere in this Agreement are in addition to and without prejudice to all other warranties express or implied by law.

5.4. No Warranty by Tristar.     Direct Success acknowledges that Tristar, by executing this Agreement and exercising its rights hereunder, makes no representation, warranty and endorsement or certification regarding the effectiveness, quality character or fitness of the Products.

6.	Additional Representations and Warranties. Each party represents and warrants to the other as follows:

6.1. Power and Authority.  It has all requiste power and authority to enter into this Agreement, and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

6.2. No Conflict.  The execution and delivery of this Agreement by it, and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

6.3. Binding Effect.    This Agreement has duly and validity executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

7.	Indemnification.
7.1. By Tristar.

(a) Generally.   Subject to Section 7.1 (b), Tristar shall defend, indemnify and hold harmless Direct Success and its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and aginst any and all without limitation, claims, damages, judgements, awards, settlements, investigations, costs, and reasonable attorneys fees and disbursements (collectively “Claims”) which any of them may incur or become obligated to pay arising out of or resulting from the breach by Tristar of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement or including any claims arising out of a consumer’s use of Product.

(b) Exceptions. Tristar shall have no duty under Section 7.1 (a) or otherwise to defend, indemnify or hold harmless with respect to any Claims which (i) arise out of or result from the breach by Direct Success of any of its representations, warranties, coveants, obligations, agreements or duties under this Agreement: or (ii) are subject to Direct Success’ duty to defend, indemnify and hold harmless pursuant to Section 7.2(a).

7.2. By Direct Success.

(a) Generally.   Subject to Section 7.2(b), Direct Success shall defend, indemnify and hold harmless Tristar, its affiliated companies and their respective officer, directors, shareholders, employees, licenses, agents, successors and assigns from and against any and all Claims which any of them may incur or become obligated to pay arising out of or resulting from the breach by Direct Success of any of its representations, warranties, covenants, obligations, agreements or duties under the Agreement.

(b) Exceptions.  Direct Success shall have no duty under Section 7.2(a) or otherwise to defend, indemnify or hold harmless with respect to any Claims which (i) arise out of or result from the breach by Tristar of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (ii) are subject to Tristar’s duty to defend, indemnify and hold harmless pursuant to Section 7.1(a).

7.3. Procedure.   Promptly after learning of the occurrence of any event which may give rise to it rights under the provisions of this Section 7, any party seeking to enforce such right (a “Claiming Person”) shall give written notice of such matter to the party against whom enforcement of such rights is sought (the “Indemnifying Party”). The Claiming Person shall cooperate with the Indemnifying party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that the Indemnifying Party shall promptly notify the Claiming Person of all material developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior consent of the Claiming Person, which shall not be bound by any such compromise or settlement absent its prior consent.

8.	Term

Unless sooner terminated in accordance with the provisions of Section 9. This Agreement shall remain in full force and effect for 9 years or for so long as Tristar has paid, or accrued for payment and made payment within 30 days of each quarter’s end, calendar quarterly royalties to Direct Success in the amounts listed below (the “Term”):

1st Quarter (2005)                                None
2nd Quarter                               None
Each Quarter Thereafter $250,000

These royalties are exclusive of the royalties noted in Section 1.7.

Tristar may make up any shortfall in actual royalties by the payment of cash, in which case Tristar will be afforded a corresponding credit in future quarters during the same calendar year against actual, sub sequent royalties earned.

All payments of royalties shall be considered cumulative only within each calendar year.

9.	Termination

9.1. Termination Events

(a) Expiration.   Unless extended pursuant to the provisions of Section 8, this Agreement shall expire upon the expiration of the Term without the need for further action by either of the parties.

(b) Election by Tristar not to Proceed.   If Tristar determines at any time during the Term, that it does not intend to continue with marketing of the Products, then Tristar shall promptly notify Direct Success and this agreement, subject to the provisions of Section 9.3 shall terminate on Direct Success’ receipt of such notice.

(c) Termination Upon Breach.  Either party may terminate this Agreement upon 30 days written notice to the other party upon the material breach by the other party of any of its material representations, warranties, covenants or agreements contained in this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall:

(i) have been fully cured to the reasonable satisfaction of the nonbreaching party within such 30 day period, or
(ii) not be capable of cure within such 30 days, but can be cured within a reasonable time thereafter, and the breaching party is taking reasonable steps to effect such a cure and it is in fact within 75 days,

Then such notice of termination shall be determined rescinded and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law. Any uncured material breach by Tristar shall not relieve Tristar from the non-compete provisions of Section 1.2.

9.2. Obligations Deemed Fulfilled in the Event of Early Termination.    Any early termination pursuant to Section 9.1 (b) of this Agreement shall not be viewed to be a breach of this Agreement. Unless either of the parties has separately breached a commitment made elsewhere in this Agreement, such parties shall be deemed to have fulfilled all of their obligations hereunder, except those by which their nature survive the termination of the Term (e.g. warranties and representations, payment obligations, confidentiality and indemnifications, etc.)

9.3. Limited Sales Rights After Termination.     Following the expiration or termination of the Manufacturing, Marketing and Distribution Rights granted in Section 1.1 of this Agreement, Tristar shall retain non-exclusive rights to advertise, market and sell the Products in the same manner as provided for in this Agreement for a period of six months or until it has sold all of its existing inventory of the Product, whichever is sooner. If at the end of six months there is any remaining inventory, Tristar will offer to sell the inventory to Direct Success at Tristar’s cost. If Direct Success does not then purchase the remaining inventory, Tristar shall have an additional six months in which to sell it as long as all Royalties in Sections 1.7 and 2.1 are current and not in arrears.

10. Insurance.      Tristar will obtain and maintain at its sole expense during the Term hereof a comprehensive general liability and product liability insurance policy with minimum limits of One Million Dollars ($1,000,000.00) per incident and Two Million Dollars ($2,000,000.00) in the aggregate as well as a product liability insurance policy, naming Direct Success and Banjo Buddies and their respective officers, directors, and employees as additional insured. Such insurance policies shall provide that they cannot be canceled or modified without the insured first giving Direct Success a thirty (30) days prior written notice.

11. Confidentiality.

11.1. Generally.       All information which a party treats as confidential and which it advises the other party is confidential and all information which by its nature a party understands is intended to be kept confidential, is referred to herein as “ Confidential Information.” Confidential information does not include the names of retailers selling the Products where such retailers are known in the industry to be selling the Products. Either party receiving Confidential Information (a “Receiving Party”) from the other party (a “Conveying Party” shall hold all Confidential information in the strictest confidence and shall protect all Confidential Information of the Conveying Party with at least the same degree of care that the Receiving Party exercises with respect to its own proprietary information. Without the prior written consent of the Conveying party, the Receiving Party shall not use, disclose, divulge or otherwise disseminate any Confidential Information of the Conveying Party to any person or entity, except for the Receiving Party’s attorneys, accountants and such other professionals as the Receiving Party may retain in order for it to perform and enforce the provisions of this Agreement.

11.2. Exceptions.       Notwithstanding Section 11.1, the Receiving Party shall have no obligation with respect to any Confidential Information of the Conveying Party which (i) is or become within the public domain through no act of the Receiving Party in breach of this Agreement, (ii) was lawfully in the possession of the Receiving Party without any restriction on use or disclosure prior to its disclosure in connection with this Agreement and the negotiations leading to this Agreement, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however that the Receiving Party shall timely inform the conveying Party of all such legal or governmental proceedings so that the Conveying Party may attempt by appropriate legal means to limit such disclosure, and the Receiving Party shall further use it best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

12. Injunction.  Each party acknowledges that a breach of obligations not to compete under Section 1.2 and/or of confidentiality under Section 11 will result in irreparable and continuing damage to the non- breaching party for which there will be no adequate remedy at law. Accordingly, in the event of any such breach, the non-breaching party shall be entitled to temporary and/or permanent injunctive relief and/or an order of special performance, without bond, with respect to such breach. Neither party shall oppose such relief on the grounds that there is an adequate remedy at law, and such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which the non-breaching party may have upon the breach of either of the other party’s obligation of exclusivity or confidentiality hereunder. The non-breaching party may pursue such relief in either a court or by arbitration under Section 16.6, at its discretion.

13. Independent Contractor. No party or any of its officers, employees, agents or representatives is a partner, employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor. No party has, nor shall it hold itself out at as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, unless such other party shall consent thereto in writing. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who shall be at such party’s own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement.

14. Force Majeure     In the event of war, fire, flood, labor troubles, strike, riot act of governmental authority, acts of God, or other similar contingencies beyond the reasonable control of either of the parties interfering with the performance of the obligations of such party, the obligations so affected shall be deferred to the extent necessitated by such event or contingency without liability, but this Agreement shall otherwise remain unaffected. Notice with full details of any circumstances referenced herein shall be given by the affected party to the other party, promptly after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such event.

15. Further Actions.      The parties agree to execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purposes and intentions of this Agreement.

16.	Miscellaneous

16.1. Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delievered in person, by same-day courier or by email, telegraph, telex or facsimile transmission, (ii) on the next day if deleivered overnight mail or courier, or (iii) on the date indicated on the return recieot, or if there is certififed or registered mail, postage prepaid, to the party for whom intended to the following addresses:

If to Direct Success:
Direct Success LLC # 3
575 Anton Boulevard, Suite 300
Costa Mesa, California 92626

 If to Tristar:
Tristar Products, Inc
490-492 Route 46 East
Fairfield, New Jersey 07004
Attn: Keith Mirchandani, President
Fax No: (973) 575-6708

Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

16.2. Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings whether written or oral, between them with respect to the subject matter hereof. Each party other than those expressly set forth herein.

16.3. Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the parties

16.4. The failure of any party herto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisons, or in any way to affect the validity of this Agreement or any provisions hereof or the right of any party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be constructed or deemed to be a waiver of any other or subsequent breach.

16.5. Assignability. This Agreement shall be binding on and inure to the benefit of the parties hereto and their repective heirs, representatives, successors and assigns. Both parties hereto cannot assign their respective rights under this Agreement without written agreement by the other party. Tristar agrees that the purchase of Direct Success by another entity will not terminate this agreement.

16.6. Governing Law, Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State where any arbitration may be brought without regard to conflict of laws priniciples. The parties agree that all disputes arising out of or related to this Agreement, whether before or after its American Arbitration Assocation, in or near Newark, New Jersey if brought by Direct Success and in or near Santa Ana, California if brought by Tristar, with one arbiator. Counterclaims may be brought where the action is initially brought. The arbitrator shall be asked to render a reasoned, written decision. Judgement on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Tristar agrees that in the event it does not pay to Direct Success the royalties due and payable to Banjo Buddies noted in Section 1.7, that Banjo Buddies will be a third party beneficiary and allowed to pursue an arbitration action against Tristar under the terms of section 16.6.

16.7. No Representation as to Extent of Sales.  Notwithstanding the minimums required to maintain the license, Tristar has not made and does not hereby make any representation or warranty with respect to the extent or volume it may achieve in the sale of the Product hereunder. Tristar shall make such effort to market successfully the Product and the related rights herein granted as it may determine in accordance with its business judgment; however, Direct Success recognizes and acknowledges that such matters are speculative and agrees that the Judgment of Tristar and its related companies or licensee in regard to any such matters shall be binding and conclusive upon Direct Success. Direct Success agrees that it will not make any claim nor shall any liability be imposed upon Tristar based upon any claim that more or better business could have been done that was actually obtained or done by Tristar or any of its related companies or licensees, or that better prices or terms could have been obtained.

16.8. All of the provisions of this Agreement are intended to be distinct and several. If any provision of this Agreement is or declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unforceability shall not affect either the balance of such provision, to the extent it is not invalid or unforceable, or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

16.9. Headings.  The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

16.10. Full Execution Required: Counterparts: Facsimiles. This Agreement shall not become effective unless and until fully executed by all proposed parties hereto.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same Agreement.  This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date last written below.

TRISTAR PRODUCTS, INC.

By: /s/ Steven H. Sowers
Steven H. Sowers
Vice-President and CFO
Date: 5/11/05

DIRECT SUCCESS LLC #3
By Direct Success, Inc.-Managing Member

By: /s/ Mike Debenon
Mike Debenon
Secretary/Treasurer
Date: 5/6/05